Exhibit 23.1

KPMG LLP
Bay Adelaide Centre	Telephone	(416) 777-8500
333 Bay Street Suite 4600	Fax	(416) 777-8818
Toronto ON M5H 2S5	Internet	www.kpmg.ca
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aptose Biosciences Inc:

We consent to the use of our report dated July 29, 2014, with respect to the consolidated balance sheets of Aptose Biosciences Inc. as at May 31, 2014 and 2013, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended May 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information, incorporated herein by reference and to the reference to our firm under the heading "Experts and Auditor" in the prospectus.

Chartered Professional Accountants, Licensed Public Accountants

December 24, 2014

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.